Exhibit 8.2

[Letterhead of Sidley Austin LLP]

January 22, 2007

Premium Standard Farms

805 Pennsylvania Avenue, Suite 200

Kansas City, Missouri 64105

Ladies and Gentlemen:

We have acted as counsel to Premium Standard Farms, Inc., a Delaware corporation (“PSF”), in connection with the Agreement and Plan of Merger, dated as of September 17, 2006, (including the exhibits thereto, the “Merger Agreement”), by and among PSF, Smithfield Foods, Inc., a Virginia corporation (“Smithfield”), and KC2 Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Smithfield (“Merger Sub”), pursuant to which Merger Sub will be merged with and into PSF with PSF surviving as a wholly-owned subsidiary of Smithfield (the “Merger”) on the terms and conditions set forth therein. This opinion letter is being delivered in connection with the filing of the registration statement on Form S-4 of a Proxy Statement, and Amendment No. 1 thereto (Registration No. 333-138090) (as amended to the date hereof, the “Registration Statement”) filed by Smithfield with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed Merger pursuant to the Merger Agreement and to which this opinion letter appears as an exhibit.

In rendering the opinion set forth below, we have examined the Merger Agreement and the Registration Statement, and we have relied, with PSF’s consent, and without further verification, upon the representations made to us by PSF, Smithfield and Merger Sub in the letters dated as of January 22, 2007 (the “Representation Letters”). For purposes of rendering this opinion letter, we have assumed, with your consent, the following: (i) original documents submitted to us are authentic, documents submitted to us as copies conform to the original documents and all such documents have been or will be duly and validly executed and delivered where such execution and delivery are prerequisites to effectiveness, (ii) the Merger will be effected in the manner described in the Registration Statement and in accordance with the provisions of the Merger Agreement, (iii) the factual and other statements and representations set forth in the Registration Statement, the Merger Agreement and the Representation Letters were when made, and as of the effective date of the Merger will continue to be, true, correct and complete in all material respects, and any such statement or representation that is qualified by knowledge (or similarly qualified) is true and correct without such qualification, and (iv) the covenants and agreements contained in the Merger Agreement will be performed without waiver or breach of any material provision.

The opinion expressed below is based solely upon the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings and other

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administrative interpretations of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, the Regulations and such judicial authorities, rulings and administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect; any such change could affect the opinion set forth herein.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we hereby confirm our opinion that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code, as set forth in the discussion contained in the Registration Statement under the caption “The Merger—Material United States Federal Income Tax Consequences.”

Other than as expressly stated above, we express no opinion regarding the tax treatment of the Merger under the laws of any State or local government within the United States or under the laws of any foreign country. Additionally, we express no opinion regarding any other tax consequences of the Merger, or on any issue relating to PSF, Smithfield or Merger Sub, or, in each case, to any investment therein or under any other law. This opinion letter is rendered as of the date hereof based upon the facts and law in existence on the date hereof. We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinion expressed above, including any changes in applicable law which may hereafter occur.

We hereby consent to the reference to this opinion letter in the Registration Statement, to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm name therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Sidley Austin LLP